                                  EXHIBIT 10.21

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                     PARTIES

      This Employment Agreement (this "Agreement") dated as of February 1, 2004 (the "Effective Date"), is entered into by and between Aeropostale, Inc., a Delaware corporation (the "Company"), and John S. Mills ("Executive") and amends and restates the Employment Agreement, dated and effective as of February 1, 2002, between the Company and Executive.

                               TERMS OF AGREEMENT

      In consideration of the mutual covenants in this Agreement, the parties agree as follows:

      1. Definitions.

      For purposes of this Agreement, the terms listed below shall be defined as indicated.

      Affiliate: A domestic or foreign business entity controlled by, controlling, under common control with, the Company, including The Bear Stearns Companies, Inc. and its affiliates.

      Annual Bonus: See Section 3.2.

      Base Salary: See Section 3.1.

      Bear Entity: The Bear Stearns Companies Inc., Bear Stearns MB 1998-1999 Pre-Fund, LLC, and any and all Subsidiaries or Affiliates of any such entities.

      Board: The Board of Directors of the Company.

      Cause: See Section 5.1.

      Change of Control: A Change of Control" shall mean (i) the acquisition by any person or entity other than a Bear Entity of, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 33-1/3% (or more) of the total voting power of all of the Company's then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company's voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities (owned by stockholders in substantially the same proportions as their ownership immediately prior to such merger or consolidation) that represent, a majority of the voting power of all of the voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals, who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election or nomination for election by the Company's stockholders was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

      Common Stock: The $.01 par value common stock of the Company.

      Confidential Information: All secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during Executive's Employment conduct business including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

      Consolidated Net Income: For any period the net income (or loss) of the Company for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that (i) there shall be excluded therefrom (to the extent included and without duplication) (A) all extraordinary gains and extraordinary losses (as defined by generally accepted accounting principles) and (B) any effect that any change (after the Effective Date) in any law or in generally accepted accounting principles relating to the Company's recognition of compensation expense for employee stock options has on the net income (or loss) of the Company determined on a consolidated basis in accordance with generally accepted accounting principles; and (ii) that neither Annual Bonus nor any annual bonus based upon Percentage Increase in Consolidated Net Income payable to any employee (other than Executive) of the Company shall be considered in the computation thereof.

      Disability: The absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of 120 days during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

      Effective Date: February 1, 2002.

      Employment Period: Unless earlier terminated as provided in Section 5 hereof, the Employment Period shall be the period commencing on the Effective Date and terminating on July 31, 2004.

      Fiscal Year: The 52 or 53 week period ending on the Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year which contains 11 months of such Fiscal Year. (For example, "1998 Fiscal Year" means the twelve-month period ending January 30, 1999).

      Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Subsidiaries.

      Percentage Increase in Consolidated Net Income: Percentage Increase in Consolidated Net Income shall mean, with respect to any Fiscal Year of the Company, the percentage increase, if any, in Consolidated Net Income of the Company in such Fiscal Year over the Consolidated Net Income of the Company in the immediately preceding Fiscal Year. By way of example, in the event that the Consolidated Net Income of the Company in the 2002 Fiscal Year is $20 million and the Consolidated Net Income of the Company in the 2003 Fiscal Year is $25 million, the Percentage Increase in Consolidated Net Income in the 2003 Fiscal Year shall be equal to 25%.

      Prior Employment Agreement: shall mean that certain Employment Agreement, effective as of August 3, 1998, between the Company and Executive.

      Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Subsidiaries, or otherwise the subject of the business of the Company and its Subsidiaries.

      Restricted Period: The period beginning on the Effective Date and ending on the later of the termination of Executive's employment or the date all payments to Executive under Section 6.1(a) shall have been required to have been made.

      Sponsor: MSS Acquisition Corp. II, a wholly owned subsidiary of The Bear Stearns Companies Inc.

      Stock Option Plan: The 1998 Stock Option Plan of MSS - Delaware, Inc.

      Stockholders Agreement: shall mean that certain "Stockholders Agreement" dated August 3, 1998, to which the Company, MSS Acquisition Corp. II, FSS and the Executive Group are parties.

      Subsidiary: Any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.

      2. Employment.

            (a) Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ and the Executive hereby accepts employment in the position of President and Chief Operating Officer of the Company and agrees during the Employment Period to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Subsidiaries in connection with and related to such positions as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of President and Chief Operating Officer. Executive shall, during the Employment Period, use Executive's best efforts to promote the interests of the Company and its Subsidiaries.

            (b) During the Employment Period, subject to Section 5.2(c) hereof, Executive's principal place of employment shall be located at one of the Company's principal places of business or principal executive office, wherever located as designated from time to time by the Board, and Executive shall be provided with secretarial services, an office and similar support services and facilities as appropriate to Executive's position and responsibilities and of at least substantially the same quality as provided to Executive on the Effective Date.

            (c) During the Employment Period, Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

                  (i) serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and

                  (ii) serving as a director of, or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future,

                  (iii) seeking alternative employment so long as such time and attention do not unreasonably detract from his duties hereunder,

provided that, except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.

      3. Compensation and Benefits; Disability.

            3.1. Base Salary.

      During the Employment Period, the Company shall pay Executive a Base Salary for the 2002 Fiscal Year in the amount of $300,000 and a Base Salary for the 2003 Fiscal Year and the portion of 2004 Fiscal Year through the end of the Employment Period in the amount of $400,000. The Base Salary shall be payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. The Base Salary shall be subject to increase from time to time, including, without limitation, for cost of living, in the sole discretion of the Board.

            3.2. Annual Bonus.

            (a) In addition to Executive's Base Salary, during the Employment Period the Company shall pay Executive, as soon as reasonably practicable but in no event later than 30 days following the Company's receipt of its audited financial statements for the applicable Fiscal Year, an Annual Bonus in cash for each Fiscal Year commencing with the 2002 Fiscal Year as follows: With respect to the 2002 Fiscal Year, the Company shall pay to Executive the Annual Bonus (as defined in the Prior Employment Agreement) which he would have received under the terms of the Prior Employment Agreement had the Prior Employment Agreement not been superceded by this Agreement and all references in this Agreement to the term "Annual Bonus" that are applicable to the 2002 Fiscal Year shall, to the extent applicable to the 2002 Fiscal Year, be deemed references to the Annual Bonus as such term is defined in the Prior Employment Agreement. With respect to the 2003 and 2004 Fiscal Years, the Company shall pay to Executive an Annual Bonus which is the product of

                  (A) Percentage Increase in Consolidated Net Income for such Fiscal Year times 100;

                  (B)   4%; and

                  (C)   Executive's Base Salary.

; provided, however, that with respect to the 2004 Fiscal Year such product shall be based upon one-half of Executive's Base Salary.

      By way of example, in the event that the Percentage Increase in Consolidated Net Income of the Company in the 2003 Fiscal Year is 25%, Executive shall be entitled to an Annual Bonus in an amount equal to $400,000 (i.e., 25 x ..04 x $400,000). In the event that there is no Percentage Increase in Consolidated Net Income in the 2003 Fiscal Year (either by reason of the Consolidated Net Income declining or remaining unchanged between successive Fiscal Years), Executive shall not be entitled to an Annual Bonus pursuant to this Section 3.2(a) for such Fiscal Year.

            (b) In the event that in the 2003 Fiscal Year Executive is not entitled to an Annual Bonus pursuant to Section 3.2(a) or the Executive's Bonus in such Fiscal Year is less than his then applicable Base Salary but the Company's Consolidated Net Income for such Fiscal Year shall be greater than $51 Million, Executive shall be entitled to an Annual Bonus equal to one (1) times his then applicable Base Salary. Such bonus shall be payable in cash as soon as reasonably practicable but in no event later than 30 days following the Company's receipt of its audited financial statements for the applicable Fiscal Year.

            (c) Notwithstanding anything to the contrary in this Section 3.2, in no event shall Executive be entitled to receive an Annual Bonus in excess of (x) one and one-quarter (1-1/4) times his then applicable Base Salary in respect of the 2003 Fiscal Year, and (y) five-eighths (5/8) times his then applicable Base Salary in respect of the 2004 Fiscal Year.

            3.3. Intentionally omitted.

            3.4. Other Benefits.

            Executive shall be entitled, during the Employment Period, to participate, on the same basis and to the same extent as other executive employees of the Company, in any pension, life insurance, health insurance, short-term disability and hospital plans and other fringe benefits or benefit plans presently in effect and hereafter maintained or created by the Company. In addition, Executive shall receive an automobile allowance at the annual rate of $8,500 per year, payable monthly which, at Executive's election, may be applied towards the Company's expense on the lease of the automobile currently being driven by Executive, for the duration of such lease, so long as Executive reimburses the Company for any costs related thereto in excess of $10,000. During the Employment Period, Company agrees not to reduce the benefits provided to Executive. Service with the Company, any Subsidiary, or Federated Department Stores, Inc. ("Federated") or any affiliate of Federated shall be recognized for vesting purposes under any benefit plan of the Company.

            3.5. Vacation.

            Executive may take such vacation period or periods during each year as shall be consonant with Executive's responsibilities and (in the Company's judgment) with the Company's vacation schedule and policies for senior officers, which vacation shall be at least four weeks per calendar year.

            3.6. Expenses.

            Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder.

            3.7. Exclusive Compensation.

            In respect of services rendered to the Company, Executive shall receive only the compensation set forth in this Section 3 and Sections 5 and 6.

      4. Termination of Employment Period.

      The Employment Period shall continue as described in Section 1 unless earlier terminated by reason of (a) Executive's discharge for Cause pursuant to
Section 5.1, (b) Executive's discharge without Cause pursuant to Section 5.4,
(c) Executive's death or Disability pursuant to Section 5.3 or (d) termination of this Agreement by Executive pursuant to Section 5.2. In all events, the post employment provisions of Section 7 shall survive termination of the Employment Period for the periods provided therein.

      5. Termination.

            5.1. By Company for Cause.

            The Company may discharge Executive and terminate the Employment Period for Cause. As used in this Section 5.1, "Cause" shall mean any one or more than one of the following:

            (a) Gross negligence or gross or willful misconduct of Executive in the performance of his duties hereunder during the Employment Period,

            (b) Executive's conviction of a fraud, felony or crime of moral turpitude during the Employment Period;

            (c) Willful failure to follow instructions of the Board which instructions are material, legal and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within 5 business days after written notice of such is delivered to Executive by the Board with respect to failures which are curable; or

            (d) Any breach of any of the material terms of this Agreement by Executive which is not cured within 5 business days after written notice of breach is delivered to Executive by the Board with respect to breaches which are curable.

Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement except as to salary, benefits and bonuses earned for actual services rendered prior to the date of termination, any payment under Section 3.3 and otherwise reimbursable expenses under Section 3.6.

            5.2. By Executive for Good Reason.

            Executive may terminate the Employment Period upon the occurrence of any of the following:

            (a) any breach of any of the material terms of this Agreement by the Company;

            (b) without the consent of Executive, a material reduction in the authorities, powers, functions and/or duties attached to Executive's position;

            (c) without the consent of Executive, the Company relocates the principal location of Executive's employment to a location more than 25 miles from its current location, unless such relocation is proposed by the Chief Executive Officer; or

            (d) Executive is removed or not re-elected to the Board or the offices of President and Chief Operating Officer of the Company.

            5.3. On Executive's Death or Disability.

            The Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death or Disability of Executive, except as to salary earned for actual services rendered prior to the date of the death or Disability of Executive, reimbursement of expenses, payments under Section 3.3, and a pro-rata portion of Executive's Annual Bonus for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year.

            5.4. By Company Without Cause.

            The Company may, on 30 days' written notice to Executive, terminate the Employment Period without Cause at any time during the Employment Period.

            5.5. By Executive Without Good Reason.

            The Executive may terminate the Employment Period

            (a) in connection with a Change of Control, or

            (b) at any other time,

upon at least ten days prior written notice to the Company. In the event of a termination by Executive pursuant to Section 5.5(b), the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date as of which the Employment Period terminates, except as to salary earned for actual services rendered prior such date, payment of any Annual Bonus under Section 3.2 with respect to any Fiscal Year ending prior to such date, reimbursement of expenses and payments under Section 3.3. All amounts payable pursuant to Section 5.5(b) shall be paid to Executive in a single lump sum in cash not later than ten (10) days after the date of termination or with respect to the Annual Bonus, within ten (10) days of its determination in accordance with the terms hereof.

      6. Severance.

            6.1. Severance.

      Upon termination of employment pursuant to Sections 5.2, 5.4 or, 5.5(a) (so long as Executive's employment is terminated by Executive within six months of the occurrence of such Change of Control) (but in any event not upon termination of the Employment Period pursuant to Sections 5.1, 5.3, 5.5(b) or upon expiration of the Employment Period or otherwise), and so long as the Executive executes a release in the Company's customary form and the Executive has not breached any of his representations set forth in Section 8, the Company shall pay to Executive

            (a) an amount equal to the lesser of (x) the amount of Base Salary due and owing Executive through the expiration of the Employment Period (such amount to be calculated based upon his then current Base Salary), and (y) one
(1) times his then applicable Base Salary, and

            (b) an amount equal to a pro rata portion (based upon the portion of the Fiscal Year elapsed to the date of such termination) of the Annual Bonus which would have been payable to the Executive had Executive been employed by the Company under this Agreement through July 31, 2004.

All amounts payable pursuant to Section 6.1(a) shall be paid to Executive in a single lump sum in cash not later than five (5) days after the date of termination. Any amount due and payable to Executive under Section 6.1(b) shall be paid within ten (10) days of its determination in accordance with the terms hereof.

            6.2. Restricted Period.

      In the event that Executive's employment shall be terminated pursuant to Sections 5.2, 5.4 or 5.5(a), then the definition of Restricted Period shall be deemed amended to provide that the Restricted Period shall terminate on the date of such termination.

      7. Inventions, Confidential Information and Related Matters.

            7.1. Assignment of Inventions.

            All Inventions which are at any time made by Executive, acting alone or in conjunction with others,

            (a) during the Employment Period, or

            (b) if based on or related to any Confidential Information on, made by Executive within one year after the termination of the Employment Period, shall be the property of the Company. Executive agrees that Executive shall, at the cost and expense of the Company, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time to perfect the full assignment to the Company of Executive's right and title (if any) to such Invention.

            7.2. Restrictions on Use and Disclosure.

            Except as required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 7.1 without the prior written consent of the Board, except as required by law. Nothing in this Section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section govern the right to use Inventions for which a patent may have been issued.

            7.3. Return of Documents and Materials.

            Upon termination of the Employment Period, Executive shall forthwith deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawing, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions which are the subject of Section 7.1, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

            7.4. Competitive Activities.

            During the Restricted Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, within the United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any business organization that competes with the Company in those retail businesses in which the Company and its Subsidiaries are engaged on the date the Employment Period is terminated. The Company may in its sole discretion give Executive written approval to engage in such activities or render such services after termination of the Employment Period if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Board in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its Subsidiaries will not be jeopardized by such employment. Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of Executive's position.

            7.5. Solicitation of Employees.

            During the Restricted Period and for a period of 12 months thereafter, Executive shall not, without the prior written approval of the Board, directly or indirectly, (i) solicit, raid, entice or induce any person who presently is or at any time during the six (6) months immediately prior to the date of termination of Executive shall be an employee of the Company or any of its Subsidiaries to become employed by any other person, firm or corporation in any retail business in competition with the Company or (ii) employ in any person, firm or corporation engaged in any retail business in competition with the Company, any person who presently is or at any time during the six (6) months immediately prior to the date of termination of Executive shall be an employee of the Company or any of its subsidiaries.

      8. No Other Contracts.

      Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

      9. Notices.

      Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:

      If to the Company:

            112 West 34th Street
            22nd Floor
            New York, NY 10120

      If to the Executive:

            John S. Mills
            459 Sterling Place
            Ridgewood, NJ 07450

      Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

      10. Indemnification and Insurance; Legal Expenses.

      The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (Directors and Officers Insurance) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement or to the extent a result of a breach by Executive of his representations in Section 8). The Company covenants to maintain during the Employment Period for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive.

      11. Miscellaneous.

            11.1. Entire Agreement.

            This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes the Prior Employment Agreement (except as otherwise specifically set forth herein) all prior oral and written agreements and understandings between the parties with respect to such subject matter. Nothing contained herein shall be deemed to amend or modify the Stockholders Agreement or the Stock Option Plan (or any options issued pursuant to the Prior Employment Agreement).

            11.2. Amendment; Waiver.

            This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.

            11.3. Binding Effect; Assignment.

            The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

            11.4. Headings.

            The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            11.5. Governing Law; Interpretation.

            This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New York applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company (other than Executive); (b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of Sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

            11.6. Dispute Resolution.

      All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single arbitrator in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the filing party has given notice of such breach to the other party. The subject matter of the arbitration shall be limited to the conduct of the parties hereto and their employees. Each party shall bear its own costs and expenses, including costs and expenses of counsel and experts, in any such arbitration.

            11.7. Further Assurances.

            Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

            11.8. Gender; Singular/Plural.

            In this Agreement, the use of one genders (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

            11.9. Severability.

            The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

            11.10. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                    EXECUTION

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year above first written.

                                             /s/ John S.Mills
                                          --------------------------------------
                                          John S. Mills


                                          AEROPOSTALE, INC.,
                                          a Delaware Corporation

                                          By:       /s/ Julian R. Geiger
                                             -----------------------------------

                                    EXHIBIT A

      The Consolidated Net Income of the Company for the 2001 Fiscal Year, as determined in accordance with the definition of Consolidated Net Income, is $31,373,000.

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
1.       Definitions.....................................................................................1


2.       Employment......................................................................................4


3.       Compensation and Benefits; Disability...........................................................5

         3.1.     Base Salary............................................................................5
         3.2.     Annual Bonus...........................................................................5
         3.3.     Intentionally omitted..................................................................6
         3.4.     Other Benefits.........................................................................6
         3.5.     Vacation...............................................................................6
         3.6.     Expenses...............................................................................6
         3.7.     Exclusive Compensation.................................................................7

4.       Termination of Employment Period................................................................7


5.       Termination.....................................................................................7

         5.1.     By Company for Cause...................................................................7
         5.2.     By Executive for Good Reason...........................................................7
         5.3.     On Executive's Death or Disability.....................................................8
         5.4.     By Company Without Cause...............................................................8
         5.5.     By Executive Without Good Reason.......................................................8

6.       Severance.......................................................................................9

         6.1.     Severance..............................................................................9
         6.2.     Restricted Period......................................................................9

7.       Inventions, Confidential Information and Related Matters........................................9

         7.1.     Assignment of Inventions...............................................................9
         7.2.     Restrictions on Use and Disclosure....................................................10
         7.3.     Return of Documents and Materials.....................................................10
         7.4.     Competitive Activities................................................................10
         7.5.     Solicitation of Employees.............................................................10

8.       No Other Contracts.............................................................................11


9.       Notices........................................................................................11


10.      Indemnification and Insurance; Legal Expenses..................................................11


11.      Miscellaneous..................................................................................12

         11.1.    Entire Agreement......................................................................12
         11.2.    Amendment; Waiver.....................................................................12
         11.3.    Binding Effect; Assignment............................................................12
         11.4.    Headings..............................................................................12

                                                                                                       Page
                                                                                                       ----
         11.5.    Governing Law; Interpretation.........................................................13
         11.6.    Dispute Resolution....................................................................13
         11.7.    Further Assurances....................................................................13
         11.8.    Gender; Singular/Plural...............................................................13
         11.9.    Severability..........................................................................13
         11.10.   Counterparts..........................................................................14


                                       ii